Exhibit 17.4

OPES ACQUISITIO CORP.
4218 NE 2nd A venue
Miami, FL 33137

December 16, 2020

Re:	Resignation Letter

To the Board of Directors of Opes Acquisition Corp.

I, Jose Luis Cordova Vera, hereby resign from my position as Chief Financial Officer of Opes Acquisition Corp., effective immediately.

Very truly yours,

Jose Luis Cordova Vera